Exhibit 10.1

Baxter International Inc.

Executive Officer Cash Severance Policy

Baxter International Inc. (the “Company”) will not enter into any new employment agreement or severance agreement with any executive officer or establish any new severance plan or policy covering any executive officer that provides for Cash Severance Benefits (as defined below) exceeding 2.99 times the sum of the executive officer’s base salary plus target annual bonus opportunity, without seeking stockholder ratification of such agreement, plan, or policy.

“Cash Severance Benefits” include:

•	Payments in connection with the termination of the executive officer’s employment;

•	Payments to secure an agreement not to compete with the Company;

•	Payments in excess of, or outside of, the terms of a Company plan or policy; or

•	Payments to offset tax liability in respect of any of the foregoing.

For the avoidance of doubt, “Cash Severance Benefits” do not include:

•	The payment, vesting, acceleration or other handling of equity-based awards granted under stockholder-approved plans prior to the executive officer’s termination;

•	The payment of deferred compensation, earned retirement benefits or other vested employee benefits provided under any Company plan or policy;

•	Perquisites, insurance, disability, health and welfare plan coverage and other non-cash benefits generally available to other employees;

•	Any earned but unpaid bonus for any completed performance period required to be paid under any Company plan or policy;

•	Any interest required to be paid pursuant to the terms of any Company plan or policy between an executive officer’s termination date and payment date;

•	Accrued but unpaid base salary or vacation pay through an executive officer’s termination date; or

•	Reimbursement for any expenses validly incurred prior to an executive officer’s termination date.